Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

As previously disclosed, on June 26, 2019, Quanterix Corporation (the “Company”) entered into a Share Purchase Agreement (the “Purchase Agreement”), by and among the Company, Inro Biomedtek Aktiebolag, Norsun consult AB and Management och Skog I Umeå AB (collectively, the “Shareholders”), the shareholders of UmanDiagnostics AB, a Swedish company located in Umea, Sweden (“Uman”), and Niklas Norgren, as the Shareholders’ representative. The Company agreed to purchase from the Shareholders all of the issued and outstanding shares of capital stock of Uman (the “Transaction”) for an aggregate cash purchase price of $15.8 million, gross of cash acquired of $1.2 million, and 191,152 shares of the Company’s common stock.

On July 1, 2019, the Company completed the first of two closings under the Purchase Agreement, and with respect to 95% of the outstanding shares of capital stock of Uman, the Company paid to the Shareholders $13.0 million of cash and issued 181,595 shares of the Company’s common stock. On August 1, 2019, the Company completed the second closing, and with respect to the remaining 5% of the outstanding shares of capital stock of Uman, the Company paid to the Shareholders $0.8 million of cash and issued 9,557 shares of the Company’s common stock. Additionally, $2.0 million of the purchase price was placed in escrow to satisfy potential indemnification obligations to the Company.

The unaudited pro forma condensed combined balance sheet gives effect to the Transaction as if it had occurred on June 30, 2019. The historical condensed combined financial information has been adjusted to give effect to pro forma events that are: (i) directly attributable to the Transaction; and (ii) factually supportable. The unaudited pro forma balance sheet was prepared in accordance with Article 11 of U.S. Securities and Exchange Commission Regulation S-X. In accordance with a request for relief granted by the Securities and Exchange Commission (the “SEC”) pursuant to its authority under Rule 13-3 of Regulation S-X, the accompanying unaudited pro forma condensed combined financial information excludes the disclosure of certain pro forma information required by Rule 8-05 of Regulation S-X that is not material to investors. Therefore, pro forma statements of operations are not presented herein.

In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial information have been made. The pro forma adjustments are based upon information and assumptions that management believes are reasonable. No effect has been given in the pro forma financial statements for synergistic benefits that may be realized through the combination or costs that may be incurred in integrating operations. The assumptions underlying the pro forma adjustments are described fully in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with the Company’s historical unaudited interim financial statements for the three and six months ended June 30, 2019, which are available in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, and the unaudited balance sheet and associated notes of Uman for the six months ended June 30, 2019, included as Exhibit 99.2 in this Form 8-K/A.

The allocation of the purchase price as reflected in the unaudited pro forma condensed combined financial information was based on a preliminary valuation of the assets acquired and liabilities assumed, and the accounting is subject to revision as more detailed analyses are completed and additional information about the fair value of assets acquired and liabilities assumed becomes available.

The unaudited pro forma condensed combined financial information is for informational purposes only and should not be considered indicative of actual results that would have been achieved if Uman had been acquired and the related transactions had been completed on the date or for the period presented, and does not purport to indicate the results of financial position as of any future date or for any future period.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2019

(in thousands)

	Historical		Pro Forma
	Quanterix	Uman (in USD)	Pro Forma Adjustments		Combined
		(Note 3)	(Note 4)
Assets
Current assets:
Cash and cash equivalents	72,025	1,221	(15,750)	(a)	57,496
Short-term investments	—	62			62
Accounts receivable, less reserve for doubtful accounts	9,134	638	(359)	(b)	9,413
Inventory	8,850	76	2,728	(c)	11,654
Prepaid expenses and other current assets	2,377	53			2,430
Total current assets	92,386	2,050	(13,381)		81,055
Restricted cash	1,026	—			1,026
Property and equipment, net	12,082	33			12,115
Intangible assets, net	2,054	—	12,490	(d)	14,544
Goodwill	1,308	—	8,006	(e)	9,314
Other non-current assets	552	—			552
Total assets	109,408	2,083	7,115		118,606

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	3,510	20	(359)	(b)	3,171
Accrued compensation and benefits	4,150	57			4,207
Other accrued expenses	4,019	331			4,350
Deferred revenue	5,186	—			5,186
Current portion of long term debt	75	—			75
Other current liabilities	78	483			561
Total current liabilities	17,018	891	(359)		17,550
Deferred revenue, net of current portion	374	—			374
Long term debt, net of current portion	7,544	—			7,544
Non-current deferred tax liabilities, net	6	21	3,178	(f)	3,205
Other non-current liabilities	9,721	—			9,721
Total liabilities	34,663	912	2,819		38,394
Stockholders’ equity:
Common stock	25	15	(15)	(g)	25
Additional paid-in capital	270,136	147	5,320	(g)	275,603
Retained earnings (accumulated deficit)	(195,416)	1,009	(1,009)	(h)	(195,416)
Total stockholders’ equity	74,745	1,171	4,296		80,212
Total liabilities and stockholders’ equity	109,408	2,083	7,115		118,606

See accompanying notes to the unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of June 30, 2019 combines the Company’s consolidated balance sheet as of June 30, 2019 included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 with the historical unaudited balance sheet of Uman as of June 30, 2019, and has been prepared as if the Transaction had occurred on June 30, 2019.

The unaudited pro forma condensed combined financial information herein has been prepared to illustrate the effects of the Transaction in accordance with U.S. GAAP.

The Company has accounted for the Transaction under the acquisition method of accounting in accordance with the authoritative guidance on business combinations under the provisions of Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). The purchase price allocation is considered preliminary, and additional adjustments may be recorded during the measurement period in accordance with ASC 805. The purchase price allocation will be finalized as the Company receives additional information relevant to the Transaction, including the final valuation and reconciliation of the assets purchased, including tangible and intangible assets, liabilities assumed, and the related impact to the deferred tax assets and liabilities. Differences between these preliminary estimates and the final purchase accounting may occur, and these differences could be material.

The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined financial position that might have been achieved for the periods presented, nor is it necessarily indicative of the future results of the combined company.

2. Preliminary Purchase Price Allocation

On July 1, 2019, the Company completed the first closing with respect to 95% of the outstanding shares of capital stock of Uman. The Company paid to the Shareholders and the escrow agent $13.0 million and $2.0 million of cash, respectively, and issued 181,595 shares of the Company’s common stock on July 1, 2019. On August 1, 2019, the Company completed the second close with respect to the remaining 5% of the outstanding shares of capital stock of Uman. The Company paid to the Shareholders $0.8 million of cash and issued 9,557 shares of the Company’s common stock on August 1, 2019.

The purchase price allocation is considered preliminary, and additional adjustments may be recorded during the measurement period in accordance with ASC 805. The following tables summarize the preliminary purchase price allocation (in thousands):

Fair value of consideration transferred:
Cash, net of cash acquired	$14,529
Shares of Quanterix common stock	$5,467
Total estimated purchase price	$19,996

The shares of the Company’s common stock transferred have not been, and will not be, registered under the Securities Act of 1933, as amended, and are therefore considered “restricted securities” under applicable federal and state securities laws. The shares are also subject to shareholder lock-up provisions which restrict the transferability of the shares. These restrictions were factored into the Company’s determination of the fair value of the shares of its common stock transferred as part of the Transaction.

Estimated fair value of assets acquired and liabilities assumed:
Short-term investments	$62
Accounts receivable	638
Inventory	2,804
Prepaid expenses and other current assets	53
Property and equipment	33
Intangibles	12,490
Goodwill	8,006
Total assets acquired	24,086
Accounts payable	20
Accrued compensation and benefits	57
Other accrued expenses	331
Other current liabilities	483
Non-current deferred tax liabilities	3,199
Net assets acquired	$19,996

The intangible assets identified in the purchase price allocation discussed above include non-compete agreements, customer relationships, and know-how, which are amortized over their estimated useful lives based on the pattern of consumption of the economic benefits or, if that pattern cannot be readily determined, on a straight-line basis. The non-compete agreements preclude one or more parties from engaging in any business which is similar to, related to, or in any competition with, the business or products of another party, for a finite number of years after the effective date of the agreements. To value the non-compete agreements, the Company utilized the with-and-without method of the income approach, comparing projected cash flows under scenarios assuming the non-compete agreements were and were not in place. Customer relationships represent the underlying relationships with certain customers, excluding Quanterix, which are expected to continue in the future. The customer relationships were valued using the distributor method under the income approach. The know-how intangibles consist of Uman’s specialized technology and technical knowledge. To value the know-how, the Company utilized the multi-period excess earnings method under the income approach.

The following table presents the estimated fair values of the identifiable intangible assets acquired (in thousands):

Amount
(in thousands)
Estimated fair value of intangible assets acquired:
Non-compete agreement	$340
Customer relationships	150
Know-how	12,000
Total identifiable intangible assets acquired	$12,490

3. Currency Translation

The historical balance sheet and associated notes of Uman included as Exhibit 99.2 to this Form 8-K/A were prepared in accordance with U.S. GAAP and presented in Swedish Kronor. For purposes of preparing the unaudited pro forma condensed combined financial information, the historical financial information of Uman was translated from Swedish Kronor to U.S. dollars using the following historical exchange rate:

Period of Exchange Rate	$ / kr
Balance Sheet as of June 30, 2019: Period end exchange rate as of June 30, 2019	0.10767

4. Pro Forma Adjustments

The following describes the pro forma adjustments related to the Transaction that have been made in the accompanying unaudited pro forma condensed combined balance sheet. Adjustments to the condensed combined balance sheet give effect to the Transaction as if it had been consummated on June 30, 2019. These adjustments are based on preliminary estimates that could change significantly as additional information is obtained.

(a) Represents the cash consideration of $15.8 million paid by the Company in connection with the Transaction.

(b) Represents the elimination of accounts receivable and accounts payable balances between the Company and Uman.

(c) Represents an adjustment of $2,728 thousand to step up the value of inventory to fair value.

(d) Represents the recognition of intangible assets included in the preliminary purchase price allocation. Refer to Note 2 — Preliminary Purchase Price Allocation for additional information regarding the fair value of intangible assets acquired.

(e) Represents goodwill from the Transaction, calculated as the excess of the purchase price over the estimated fair value of the net assets acquired from the Transaction.

(f) Represents deferred tax liabilities related to the acquisition of Uman.

(g) Represents the following adjustments: (i) an adjustment to eliminate Uman’s common stock and associated additional paid-in capital and (ii) an adjustment to reflect the 191,152 shares of the Company’s common stock issued to the Shareholders in connection with the Transaction.

(h) Represents the elimination of Uman’s historical retained earnings.